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                                                                                            Exhibit 12

                                           TXU US HOLDINGS COMPANY
                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES,
                     AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS


                                                                         Year Ended December 31,
                                                     -----------------------------------------------------------
                                                        2002         2001        2000          1999        1998
                                                        ----         ----        ----          ----        ----
                                                                   Millions of Dollars, Except Ratios
EARNINGS:
   Income from continuing operations                    $495        $ 871       $  787       $  734      $   780
   Add:  Total federal income taxes                      196          396          338          339          482
         Fixed charges (see detail below)                503          541          538          565          617
                                                      ------       ------       ------       ------       ------

                  Total earnings                      $1,194       $1,808       $1,663       $1,638       $1,879
                                                      ======       ======       ======       ======       ======

FIXED CHARGES:
   Interest expense                                     $453       $  432       $  424       $  458        $ 510
   Rentals representative of the interest factor          50           48           45           38           38
   Distributions on preferred trust securities
     of subsidiaries*                                     -            61           69           69           69
                                                      ------       ------       ------       ------       ------
            Fixed charges deducted from
              earnings                                   503          541          538          565          617
                                                      ------       ------       ------       ------       ------

   Preferred dividends of registrant (pretax)**           13           15           14           15           19
                                                      ------       ------       ------       ------       ------
            Fixed charges and preferred
              dividends                               $  516       $  556       $  552       $  580       $  636
                                                      ======       ======       ======       ======       ======

RATIO OF EARNINGS TO FIXED CHARGES                      2.37         3.34         3.09         2.90         3.05
                                                        ====         ====         ====         ====         ====

RATIO OF EARNINGS TO COMBINED FIXED
     CHARGES AND PREFERRED DIVIDENDS                    2.31         3.25         3.01         2.82         2.95
                                                        ====         ====         ====         ====         ====
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* Distributions on preferred trust securities are deductible for tax purposes.

** Preferred dividends multiplied by the ratio of pre-tax income to net income.